Exhibit 99.1

TPI and Vestas Sign Wind Blade Supply Agreement to Open New Facility in China

Scottsdale, Ariz., March 19, 2018 (GLOBE NEWSWIRE) – TPI Composites, Inc., (TPI) (Nasdaq: TPIC), the largest U.S.-based independent manufacturer of composite wind blades, announced today that it has signed a multiyear supply agreement with Vestas Wind Systems A/S to provide blades from four manufacturing lines (with option to add more lines) for the new V150-4.2 MW wind turbine for global markets. The blades will be produced at a new facility in Yangzhou, Jiangsu, China, which is scheduled to open for production in the first half of 2019. TPI’s new manufacturing hub will be designed to be state-of-the-art and able to reliably and cost effectively serve China and global wind markets via land and by water from the port of Yangzhou. The manufacturing complex, located on a 20-hectare site, will initially be 80,000 m2 with the ability to expand and serve multiple customers. In addition to blades, the manufacturing complex will also be capable of producing precision molding and assembly system in a new tooling manufacturing facility.

“We are pleased Vestas has chosen TPI as its outsourcing partner for its next generation wind turbine and we are excited to announce a significant expansion in China with a new world-class manufacturing operation for wind blades and wind blade tooling,” said Steve Lockard, President and CEO of TPI Composites.

“With this agreement, TPI Composites will produce blades for Vestas’ market-leading V150-4.2 MW turbine, which uses Vestas’ longest and most advanced blades, highlighting our ability to continuously build and sustain supply chain flexibility that is critical in today’s global wind energy market. By strengthening our global manufacturing footprint, we also expand our local presence in China through the jobs the new production lines create”, said Jean-Marc Lechêne, Executive Vice President & Chief Operating Officer of Vestas.

TPI has produced wind blades in China since 2007. TPI currently produces wind blades and precision molding and assembly systems in four facilities in China.

About TPI Composites, Inc.

TPI Composites, Inc. is the largest U.S.-based independent manufacturer of composite wind blades for the wind energy market. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading wind turbine manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, and Turkey.

Investor Contact:

investors@tpicomposites.com

480-315-8742